EX. 99.28(m)(2)(iv)

Amendment to

JNL Investors Series Trust Distribution Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust ("Trust") to its Distribution Plan ("Plan").

Whereas, the Plan was adopted on December 12, 2011, and as amended on May 30, 2013 and  September 16, 2013, by the Trust on behalf of the Funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, pursuant to this Amendment, the Trust is amending Section 3., "Miscellaneous," paragraph (b), entitled "Continuation".

Now Therefore, the Trust hereby amends the Plan as follows:

Delete Paragraph (b) of Section 3 in its entirety, and replace it with the following:

Continuation.  This Plan shall continue in full force and effect as to a Fund (or a class of shares thereof) for so long as such continuance is specifically approved by September 30th of each year by a vote of both (i) the Board of Trustees; and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called, at least in part, for the purpose of voting on this Plan.

In Witness Whereof, the Trust has caused this Amendment to be executed as of this 4th day of June 2014, effective June 4, 2014.
JNL Investors Series Trust
By: /s/ Kristen K. Leeman
Name: Kristen K. Leeman
Title: Assistant Secretary